UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 25, 2014

KANDI TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People's Republic of China
Post Code 321016
(Address of principal executive offices)

(86-579) 8223-9700
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 25, 2014, the board of directors (the "Board") of Kandi Technologies Group, Inc. (the "Company") approved certain amendments to the Company's bylaws to (i) to update the name of the Company to its current name; and (ii) for one time only, to reduce the quorum required for the Company's meeting of the shareholders to be held on December 30, 2014 (the "Annual Meeting") from a majority to one-third of the stock of the Company outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy. The amendment became effective immediately.

The reason for the one-time quorum reduction is the lack of shareholders votes in reaching the majority quorum for the Annual Meeting. Based on the tabulation report as of December 24, 2014, approximately 33.93% of the shares of common stock issued and outstanding as of the record date and entitled to vote at the Annual Meeting had been voted by proxy. Broker's non-votes are not counted for the quorum purpose because the proposals at the Annual Meeting are considered as non-routine ones.

The Company cannot postpone the Annual Meeting to solicit votes to reach the quorum because the Annual Meeting has to be held by December 31, 2014 pursuant to the NASDAQ continuing listing standards which require a company to have an annual meeting of shareholders no later than one year after the end of its fiscal year-end. Therefore, reducing the requisite quorum is the only option in order to have the Annual Meeting held in time.

The foregoing description is qualified in its entirety by reference to the amendments approved by the Board as contained in the Certificate of Amendment of the Bylaws of the Company, a copy of which is attached and incorporated herein as Exhibit 3.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title or Description

3.1	Certificate of Amendment of the Bylaws of the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KANDI TECHNOLOGIES GROUP, INC.

Date: December 29, 2014	By: /s/ Hu Xiaoming
Name: Hu Xiaoming
Title: Chief Executive Officer